SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------


                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                               September 24, 1999
                Date of report (Date of earliest event reported)



                       UNITED SHIPPING & TECHNOLOGY, INC.
               (Exact Name of Registrant as Specified in Charter)

        UTAH                        000-28452                    87-0355929

(State or Other             (Commission File Number)           (IRS Employer
Jurisdiction                                                (Identification No.)
of Incorporation)

         9850 51st Avenue North, Suite 110, Minneapolis, Minnesota 55442
         ---------------------------------------------------------------
                    (Address of Principal Executive Offices)



                                 (612) 941-4080
                                 --------------
              (Registrant's telephone number, including area code)

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

         United Shipping & Technology, Inc. (the "Company") filed with the Commission a Current Report on Form 8-K on October 8, 1999. At Item 7 of the Report, the Company indicated that it would file audited historical financial statements of the business acquired and pro forma financial information at a later date. Set forth below is Item 7 of such Report amended to include the audited and unaudited financial statements of the business acquired and pro forma financial information.

         (a)      Financial Statements of Business Acquired.

                  INDEX TO COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC. FINANCIAL STATEMENTS

                  (1)      Independent Auditor's Report.

                  (2) Combined Balance Sheets as of January 30, 1999 and January 31, 1998.

                  (3) Combined Statement of Operations for the year ended January 30, 1999, eleven months ended January 31, 1998 and year ended March 1, 1997.

                  (4)      Combined Statements of Shareholder's Equity.

                  (5) Combined Statements of Cash Flows for the year ended January 30, 1999, eleven months ended January 31, 1998 and year ended March 1, 1997.

                  (6)      Notes to Combined Financial Statements.

                  (7)      Condensed Combined Balance Sheet as of July 31, 1999.

                  (8) Condensed Combined Statements of Operations for the six months ended July 31, 1999 and August 1, 1998.

                  (9) Condensed Combined Statements of Cash Flows for the six months ended July 31, 1999 and August 1, 1998.

                  (10)     Notes to Unaudited Condensed Combined Financial
                           Statements.

         (b)      Pro Forma Financial Information.

                  INDEX TO UNITED SHIPPING & TECHNOLOGY, INC. PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                  (1) Pro Forma Consolidated Statement of Operations for the three months ended October 2, 1999.

                  (2) Pro Forma Consolidated Statement of Operations for the year ended June 30, 1999.

                  (3) Notes to Unaudited Pro Forma Consolidated Financial Information.

         (c)      Exhibits

                  Consent of PricewaterhouseCoopers LLP

                          INDEPENDENT AUDITOR'S REPORT


To the Shareholder of
Corporate Express Delivery Systems, Inc.



We have audited the accompanying combined balance sheets of the Courier Operations of Corporate Express Delivery Systems, Inc. (as described in Note 1 to the combined financial statements) as of January 30, 1999 and January 31, 1998, and the related combined statements of operations, shareholder's equity and cash flows for the year ended January 30, 1999, the eleven months ended January 31, 1998 and the year ended March 1, 1997. These financial statements are the responsibility of the management of Corporate Express Delivery Systems, Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined financial statements were prepared to present the combined financial position, results of operations and cash flows of the Courier Operations of Corporate Express Delivery Systems, Inc. to be sold by CEX Holdings, Inc., and is not intended to be a complete presentation of the financial position, results of operations and cash flows of Corporate Express Delivery Systems, Inc.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the combined financial position of the Courier Operations of Corporate Express Delivery Systems, Inc. at January 30, 1999 and January 31, 1998, and the combined results of its operations and its cash flows for the year ended January 30, 1999, the eleven months ended January 31, 1998 and the year ended March 1, 1997 in conformity with generally accepted accounting principles.



Houston, Texas
August 27, 1999
(except for Note 11, for which the date is September 8, 1999)

COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
COMBINED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                             January 30,     January 31,
                                                                1999             1998
                                                             -----------     -----------
                                    ASSETS
Current assets:
    Cash                                                     $     3,868     $    11,127
    Accounts receivable, net of an allowance for doubtful
      accounts of $4,328 and $3,148,  respectively                72,667          81,054
    Deferred income taxes                                         11,105           9,589
    Other current assets                                           4,624           5,358
                                                             -----------     -----------

          Total current assets                                    92,264         107,128

Property and equipment:
    Land                                                           1,589           1,664
    Buildings and leasehold improvements                          12,231          12,117
    Furniture, equipment and vehicles                             55,437          57,408
                                                             -----------     -----------
                                                                  69,257          71,189
    Less: accumulated depreciation                               (45,708)        (44,545)
                                                             -----------     -----------
                                                                  23,549          26,644

Goodwill, net of accumulated amortization of $15,366
    and $11,950, respectively                                     65,541          68,839
Other assets, net                                                  6,847           7,960
                                                             -----------     -----------

          Total assets                                       $   188,201     $   210,571
                                                             ===========     ===========

                     LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
    Trade accounts payable                                   $    15,326     $    23,841
    Accrued payroll and benefits                                  12,789          16,061
    Accrued auto and workers' compensation claims                 20,123          12,456
    Other accrued liabilities                                     10,808          18,207
    Current portion of long-term debt and capital leases           1,442             553
                                                             -----------     -----------

          Total current liabilities                               60,488          71,118

Amounts due to Corporate Express                                  60,977          57,845
Long-term debt and capital leases                                  3,298           4,703
Deferred income taxes                                              3,676           2,978
                                                             -----------     -----------

          Total liabilities                                      128,439         136,644

Commitments and contingencies (Notes 6 and 9)

Shareholder's equity:
    Common stock, $0.001 par value, 3,000 shares
      authorized and 1 share issued and outstanding                   --              --
    Additional paid-in capital                                    61,708          61,708
    Retained earnings (accumulated deficit)                       (1,824)         12,285
    Accumulated other comprehensive income (loss)                   (122)            (66)
                                                             -----------     -----------

          Total shareholder's equity                              59,762          73,927
                                                             -----------     -----------

          Total liabilities and shareholder's equity         $   188,201     $   210,571
                                                             ===========     ===========

           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE COMBINED
                              FINANCIAL STATEMENTS.

COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
COMBINED STATEMENTS OF OPERATIONS
(IN THOUSANDS)

                                                                          Eleven
                                                        Year Ended      Months Ended     Year Ended
                                                        January 30,      January 31,       March 1,
                                                           1999             1998            1997
                                                        -----------     -----------     -----------
Revenue                                                 $   648,319     $   651,937     $   694,992
Cost of services                                            517,403         510,928         516,413
                                                        -----------     -----------     -----------

         Gross profit                                       130,916         141,009         178,579

Selling, general and administrative expenses                144,393         129,365         152,479
Restructuring, merger and other nonrecurring charges          2,401           3,546          11,360
                                                        -----------     -----------     -----------

         Operating income (loss)                            (15,878)          8,098          14,740

Interest expense, net                                        (6,920)         (3,690)         (6,169)
Other income, net                                             1,015             448           1,180
                                                        -----------     -----------     -----------

         Income (loss) before income taxes                  (21,783)          4,856           9,751

Income tax expense (benefit)                                 (7,674)          2,288           5,988
                                                        -----------     -----------     -----------

         Net income (loss)                              $   (14,109)    $     2,568     $     3,763
                                                        ===========     ===========     ===========

           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE COMBINED
                              FINANCIAL STATEMENTS.

COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            Accumulated
                                                                               Other        Retained                       Total
                                              Common Stock     Additional  Comprehensive    Earnings       Total      Comprehensive
                                            -----------------   Paid-in        Income     (Accumulated  Shareholder's     Income
                                            Shares    Amount    Capital        (Loss)       Deficit)       Equity         (Loss)
                                            ------   --------  ----------  -------------  ------------  ------------- -------------
Balance at March 2, 1996                        1   $      --  $   55,286    $       --    $    5,200    $   60,486
Net income                                     --          --          --            --         3,763         3,763    $    3,763
                                                                                                                       ----------
     Comprehensive income                                                                                              $    3,763
                                                                                                                       ==========
Contributions                                  --          --       6,422            --           754         7,176
                                            -----   ---------  ----------    ----------    ----------    ----------
Balance at March 1, 1997                        1          --      61,708            --         9,717        71,425
Net income                                     --          --          --            --         2,568         2,568    $    2,568
   Foreign currency translation adjustments    --          --          --           (66)           --           (66)          (66)
                                                                                                                       ----------
     Comprehensive income                                                                                              $    2,502
                                            -----   ---------  ----------    ----------    ----------    ----------    ==========
Balance at January 31, 1998                     1          --      61,708           (66)       12,285        73,927
Net loss                                       --          --          --            --       (14,109)      (14,109)   $  (14,109)
   Foreign currency translation adjustments    --          --          --           (56)           --           (56)          (56)
                                                                                                                       ----------
     Comprehensive income (loss)                                                                                 --    $  (14,165)
                                            -----   ---------  ----------    ----------    ----------    ----------    ==========
Balance at January 30, 1999                     1   $      --  $   61,708    $     (122)   $   (1,824)   $   59,762
                                            =====   =========  ==========    ==========    ==========    ==========


           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE COMBINED
                             FINANCIAL STATEMENTS.

COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
COMBINED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                                     Eleven
                                                                   Year Ended     Months Ended     Year Ended
                                                                   January 30,     January 31,       March 1,
                                                                      1999            1998             1997
                                                                   -----------     -----------     -----------
Cash flows from operating activities:
    Net income (loss)                                              $   (14,109)    $     2,568     $     3,763
    Adjustments to reconcile net income (loss) to net
       cash provided by (used in) operating activities:
       Depreciation                                                      8,749           9,426           8,853
       Amortization                                                      4,159           3,923           3,977
       Deferred tax expense (benefit)                                     (818)          2,487          (1,139)
       Loss (gain) on disposal of assets                                (1,013)          1,627             296
       Non-cash portion of merger and restructuring charge                  --           1,951           2,515
    Changes in assets and liabilities:
       Accounts receivable                                               8,387          (8,139)            806
       Other current assets                                                734             943          (2,584)
       Other assets                                                        474             526            (402)
       Trade accounts payable                                           (8,515)          8,911          (6,757)
       Accrued liabilities                                              (3,004)           (376)         (7,811)
                                                                   -----------     -----------     -----------

            Net cash provided by (used in) operating activities         (4,956)         23,847           1,517
                                                                   -----------     -----------     -----------

Cash flows from investing activities:
    Capital expenditures                                                (7,263)         (9,515)         (3,427)
    Payments for acquisitions, net of cash acquired                         --            (640)        (14,532)
    Proceeds from sales of assets                                        2,435           1,574           2,046
    Other                                                                  (35)           (274)             --
                                                                   -----------     -----------     -----------

            Net cash used in investing activities                       (4,863)         (8,855)        (15,913)
                                                                   -----------     -----------     -----------

Cash flows from financing activities:
    Payments on long-term debt and capital leases                         (516)         (3,594)        (39,567)
    Net borrowings (repayments) to Corporate Express                     3,132          (5,155)         57,035
                                                                   -----------     -----------     -----------

            Net cash provided by (used in) financing activities          2,616          (8,749)         17,468
                                                                   -----------     -----------     -----------

Effect of foreign currency exchange rate changes on cash                   (56)            (66)             --
                                                                   -----------     -----------     -----------

Net increase (decrease) in cash                                         (7,259)          6,177           3,072

Cash, beginning of period                                               11,127           4,950           1,878
                                                                   -----------     -----------     -----------

Cash, end of period                                                $     3,868     $    11,127     $     4,950
                                                                   ===========     ===========     ===========

           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE COMBINED
                             FINANCIAL STATEMENTS.

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.       BASIS OF PRESENTATION:

         The accompanying combined financial statements of the Courier Operations of Corporate Express Delivery Systems, Inc. include all of the subsidiaries of Corporate Express Delivery Systems, Inc. except for the expedited trucking and call center operations (the "Excluded Operations"), referred herewith as the "Company". The financial information included herein includes certain allocations based on applicable historical activity levels to segregate the Excluded Operations from those of the Company and may not necessarily reflect the financial position, results of operations or cash flows of the Company in the future, or the financial position, results of operations or cash flows of the Company had it existed as a separate, stand-alone company during the periods presented. Intercompany accounts and transactions within the combined company have been eliminated.

         The Company, a wholly-owned subsidiary of CEX Holdings, Inc. ("CEX Holdings"), is a leading provider of same-day local delivery services. The Company operates primarily in the United States including the country's ten largest metropolitan areas. CEX Holdings is a wholly-owned subsidiary of Corporate Express, Inc. ("Corporate Express").

         As used in these combined financial statements and notes thereto, "fiscal 1998" refers to the twelve-month period ended January 30, 1999, "fiscal 1997" refers to the eleven-month period ended January 31, 1998 and "fiscal 1996" refers to the twelve-month period ended March 1, 1997. In January 1998, the Company changed its fiscal year from the end of February to January 31, 1998.


2.       BUSINESS COMBINATIONS:

         In fiscal 1996, Corporate Express acquired all of the outstanding stock of United Transnet, Inc. ("United") and Midnite Express International Couriers, Inc. ("Midnite Express") in transactions that were accounted for as poolings of interests. Corporate Express contributed the net assets of United and Midnite Express to the Company at historical cost. The accompanying financial statements reflect the operations of United and Midnite Express since March 2, 1996.

         During fiscal 1996, acquisitions of twenty-two other domestic same-day delivery service providers were completed. Eleven of these transactions were accounted for as immaterial poolings of interests and the remainder were accounted for as purchases. Included in these transactions were three purchases and one immaterial pooling consummated by United prior to its acquisition by Corporate Express. Corporate Express contributed the net assets of these acquired entities to the Company at historical cost.

         There were no acquisitions by the Company in fiscal 1998 and 1997. Acquisitions accounted for as purchases are included in the accounts and operations of the Company as of the effective date of the transaction. Immaterial acquisitions accounted for as poolings of

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

         interests are included in the accounts and operations of the Company as of the beginning of the fiscal quarter in which the transaction became effective.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         PROPERTY AND EQUIPMENT

         Property and equipment are carried at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets or leases for leasehold improvements. Buildings and leasehold improvements are depreciated over periods of up to 40 years or the life of the lease. Furniture, equipment and vehicles are depreciated over terms ranging from three to seven years. Ordinary maintenance and repairs are charged to operations, while expenditures that extend the physical or economic life of property and equipment are capitalized. Gains and losses on the disposition of property and equipment are recognized in operations in the year of disposition.

         CONCENTRATION OF CREDIT RISK

         The Company places its cash with federally insured financial institutions. At times, such investments may be in excess of the federally insured limit.

         Concentration of credit risk with respect to trade receivables is limited due to the wide variety of customers to which the Company's services are sold and the dispersion of those services across many geographic areas. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains allowances for potential credit losses.

         INTANGIBLE ASSETS

         Goodwill is amortized on a straight-line basis over a period of 25 years. Customer lists and non-compete agreements, which are included as other assets in the accompanying combined balance sheets, are amortized on a straight-line basis over periods ranging from five to fifteen years.

         The Company evaluates intangible assets periodically in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 to determine whether they are properly reflected in the financial statements based upon future undiscounted operating cash flows. If an impairment is determined to exist, the impaired asset is written down to fair value. No impairment losses were recorded during fiscal 1998, 1997 or 1996.

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

         INCOME TAXES

         Income taxes are calculated using the liability method in accordance with the provisions set forth in SFAS No. 109.

         Corporate Express files a consolidated federal income tax return that includes the operations of the Company. Income taxes have been calculated as if the Company had filed a separate return for each of the periods presented. Benefits of tax losses utilized by Corporate Express are recorded as a reduction of amounts due to Corporate Express.

         REVENUE RECOGNITION

         The Company recognizes revenue when services are rendered to customers.

         COMPREHENSIVE INCOME(LOSS)

         Comprehensive income (loss) consists of net income (loss) and foreign currency translation adjustments and is presented in the combined Statement of Shareholder's Equity. Balance sheet accounts are translated using the year-end exchange rates and income statement accounts are translated on a monthly basis using the average exchange rates for the period. Unrealized gains and losses on translation adjustments are recorded in shareholder's equity as other comprehensive income (loss). The Company does not currently hedge foreign currency risk exposure.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         Pursuant to SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," the Company has estimated the fair value of its financial instruments as follows:

         * The carrying amounts of accounts receivable, accounts payable and accrued liabilities approximate their fair values; and

         * The carrying amounts of the Company's debt approximate their fair values.

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

4.       RESTRUCTURING, MERGER AND OTHER NONRECURRING CHARGES:

         The Company has recorded a charge for merger and restructuring related activities in conjunction with its acquisitions accounted for as pooling of interests transactions in fiscal 1996 and fiscal 1997 (primarily United in fiscal 1996). In fiscal 1998, the Company began measures designed to lower its fixed operating cost structure by reducing the number of its employees and accelerating facility consolidations and closures. The Company anticipates further reductions in employees and additional facility closures in fiscal 1999. The merger and restructuring charges are summarized as follows (in thousands):

                                        Accrued Merger,
                                        Severance and       Other Asset
                                           Facility         Write Downs
                                       Closure Costs(1)      & Costs(2)        Total
                                       ----------------     -----------      ----------
         Balance, March 2, 1996           $    8,038         $    1,478      $    9,516
         Additions                             8,845              2,515          11,360
         Payments                             (7,305)                --          (7,305)
         Non-cash usage                           --             (1,493)         (1,493)
                                          ----------         ----------      ----------

         Balance, March 1, 1997                9,578              2,500          12,078
         Additions                             1,595              1,951           3,546
         Payments                             (6,323)                --          (6,323)
         Non-cash usage                           --             (3,010)         (3,010)
                                          ----------         ----------      ----------

         Balance, January 31, 1998             4,850              1,441           6,291
         Additions                             2,401                 --           2,401
         Payments                             (5,867)                --          (5,867)
         Non-cash usage                           --             (1,418)         (1,418)
                                          ----------         ----------      ----------
         Balance, January 30, 1999        $    1,384         $       23      $    1,407
                                          ==========         ==========      ==========

         (1) Reflects merger transaction costs, employee severance and termination costs, and facility closure and consolidation costs. Merger transactions costs are the direct costs from the pooling of interests transactions and include legal, accounting, investment banking, printing, contract buy-outs and other related costs. Employee severance and termination costs are the result of the elimination of duplicate management positions, facility closures and consolidations, and centralization of certain shared services. Facility closure and consolidation costs are the estimated costs to close redundant facilities, lease costs and other costs associated with closed facilities. Remaining balances represent employee severance continuation payments, contract buy-outs in dispute and lease commitments which extend through April 2005.

         (2) Other asset write-downs and costs are recorded as contra assets and include the expected loss on sale of assets and leasehold improvements and equipment being abandoned or written off as a result of the exit plans.

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

5.       LONG-TERM DEBT:

         Long-term debt consisted of the following:

                                                            January 30,   January 31,
                                                               1999          1998
                                                               ----          ----
                                                                 (in thousands)
         Term note payable due March 26, 1999; interest
         payable quarterly at 5% per annum; uncollaterized     $1,125       $1,125

         6% Convertible Subordinated Note due January 31,
         2000; interest payable quarterly; uncollateralized;
         after December 7, 1996, convertible in whole or in
         part into 283,800 shares of Corporate Express
         common stock at the option of the holder               2,190        2,190

         Note payable due April 2002; principal and interest
         of $7,295 payable monthly at a rate per annum equal
         to prime plus 1/2% (8.25% at January 30, 1999 and
         9% at January 31, 1998); collateralized by land and
         building                                                 806          821

         Note payable due November 2001; principal and
         interest of $5,529 payable monthly at a rate per
         annum equal to prime plus 2.2% (9.95% at January
         30, 1999 and 10.7% at January 31, 1998);
         collateralized by land and building                      161          207

         Various vehicle and equipment notes payable with
         maturity dates ranging from February 1999 to
         September 2000; principal and interest payable
         monthly at rates ranging from 4.8% to 14.99% per
         annum; collateralized by certain vehicles and
         equipment                                                239          455
                                                              -------       ------

         Total                                                  4,521        4,798
         Less current portion                                  (1,378)        (336)
                                                              -------       ------
         Long-term portion                                    $ 3,143       $4,462
                                                              =======       ======

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

         Future principal payments of long-term debt at January 30, 1999 were as follows (in thousands):

                      Fiscal Year                 Payments
                      -----------                 --------
                         1999                      $1,378
                         2000                       2,314
                         2001                          79
                         2002                         750
                                                   ------
                                                   $4,521
                                                   ======

6.       COMMITMENTS AND CONTINGENCIES:

         LEASE COMMITMENTS

         The Company leases equipment, vehicles and buildings under various non-cancelable operating and capital lease agreements with terms generally ranging from three to ten years. Future minimum lease commitments under non-cancelable leases at January 30, 1999 were as follows (in thousands):

                                                            Capital    Operating
         Fiscal Year                                         Leases     Leases
         -----------                                         ------    ---------

           1999                                               $ 72      $24,641
           2000                                                110       18,723
           2001                                                 51       13,130
           2002                                                 15        6,848
           2003                                                 --        3,909
           Thereafter                                           --        3,078
                                                              ----      -------

           Total minimum lease payments                        248      $70,329
                                                                        =======
           Less amounts representing interest                  (29)
                                                              ----
           Present value of  minimum lease payments            219
           Less current portion of capital lease obligations   (64)
                                                              ----
           Long-term portion of capital lease obligations     $155
                                                              ====

         Rent expense was $34,387,000, $33,259,000 and $32,876,000 for fiscal
         1998, 1997 and 1996, respectively.

         AUTO AND WORKERS' COMPENSATION INSURANCE

         The Company, through Corporate Express' insurance program, obtains insurance for automobile and workers' compensation claims. However, the Company has elected to retain a portion of expected losses through the use of deductibles. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

         liability for claims incurred. These estimates include the Company's actual experience based on information received from the Company's insurance carriers and historical assumptions of development of unpaid liabilities over time.

         EMPLOYEE BENEFIT PLANS

         Corporate Express has a defined contribution retirement plan in accordance with Section 401(k) of the Internal Revenue Code (the "Plan"). Under the Plan, the Company matches a portion of each eligible employee's salary. All full-time employees of Corporate Express and its subsidiaries are eligible to participate in the Plan. The Company's matching contribution expense was $2,260,000, $865,000 and $242,000 for fiscal 1998, 1997 and 1996, respectively.

         LITIGATION

         In fiscal 1997, a competitor filed suit against the Company alleging that the Company gained an unfair competitive advantage in the bidding process for a customer by means of violations of various federal and state laws. The suit also alleges that the Company tortuously interfered with the contractual relationship between the competitor and a customer. In fiscal 1998, certain current and former California employee drivers of the Company filed a class action lawsuit against the Company alleging various overtime wage, expense reimbursement and minimum wage deficiencies. The Company is subject to other legal proceedings arising in the normal course of business. In connection with the litigation described above, the Company has accrued $1,000,000 and expects amounts in excess of the accrual, if any, will be covered by insurance. Management does not believe the outcome of such litigation will have a material adverse effect on the Company's financial position or results of operations. However, the impact on cash flows might be material in the periods such claims are settled.

7.       INCOME TAXES:

         Federal and state income taxes consisted of the following (in thousands):

                                                                     Eleven
                                                    Year Ended    Months Ended    Year Ended
                                                    January 30,    January 31,     March 1,
                                                       1999           1998           1997
                                                    -----------   ------------    ----------
         Current:
           Federal                                   $(6,117)        $(178)         $6,271
           State                                        (739)          (21)            856

         Deferred:
           Federal                                      (730)        2,219          (1,016)
           State                                         (88)          268            (123)
                                                     -------        ------          ------
               Total income tax expense (benefit)    $(7,674)       $2,288          $5,988
                                                     =======        ======          ======

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

         The components of the net deferred tax assets and liabilities are as follows (in thousands):

                                                             January 30,   January 31,
                                                                 1999         1998
                                                             -----------   -----------
         Deferred tax assets:
               Accrued restructuring, merger and other costs   $   542       $2,467
               Allowance accounts                                1,698        1,235
               Insurance reserves                                8,873        4,215
               Vacation and benefits accrual                       965        1,672
                                                               -------       ------
                     Total deferred tax assets                  12,078        9,589
                                                               -------       ------

         Deferred tax liabilities:
               Intangible assets                                 1,584          548
               Property and equipment                            2,092        2,430
               Other liabilities                                   973           --
                                                               -------       ------
                     Total deferred tax liabilities              4,649        2,978
                                                               -------       ------
                     Net deferred tax asset                     $7,429       $6,611
                                                                ======       ======

         Financial Statements:
               Current deferred tax assets                     $11,105       $9,589
               Non-current deferred tax liabilities             (3,676)      (2,978)
                                                               -------       ------
                     Net deferred tax asset (liability)        $ 7,429       $6,611
                                                               =======       ======

         During fiscal 1998, the Company generated a tax net operating loss of $21,386,000. The benefit derived by Corporate Express from using the Company's net operating loss was recognized by the Company as a current income tax benefit and a reduction of the intercompany payable to Corporate Express.

         There was no deferred tax asset valuation allowance for fiscal 1998 and 1997. Management believes it is more likely than not that the results of future operations will generate sufficient taxable income combined with the expected timing of temporary difference reversals to realize the deferred tax assets.

         The reconciliation of the differences between the Company's tax expense (benefit) for income taxes and taxes at the statutory rate is as follows (in thousands):

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                                                           Eleven
                                                          Year Ended    Months Ended    Year Ended
                                                          January 30,    January 31,     March 1,
                                                             1999           1998           1997
                                                          ----------     ----------     ----------
         Statutory federal income tax
               expense (benefit)                          $   (7,624)    $    1,699     $    3,413
         Adjustments:
               State income taxes, net of federal
                     expense (benefit)                          (827)           246            475
               Merger costs                                       --           (279)         1,113
               Amortization of non-deductible goodwill           503            393            480
               Other non-deductible items                        274            229            507
                                                          ----------     ----------     ----------
                     Income tax expense (benefit)         $   (7,674)    $    2,288     $    5,988
                                                          ==========     ==========     ==========

8.       STOCK-BASED COMPENSATION:

         Corporate Express sponsors various stock-based incentive compensation plans for certain of its employees, including employees of the Company. These plans include various stock options and employee stock purchase plans, all of which are exercisable into shares of Corporate Express common stock. The Company does not sponsor its own stock-based compensation plans.

         EMPLOYEE STOCK PURCHASE PLAN

         All full-time employees with 30 days service at the start of the annual offering period are eligible to participate in the Corporate Express 1994 Employee Stock Purchase Plan ("ESPP") at contribution levels ranging from 1% to 15% of compensation. Contributions are applied to purchase Corporate Express common stock at a price equal to the lower of the beginning of the offering periods or end of the offering periods fair market value, less a discount of 10%. Contributions to this plan in fiscal 1998, 1997 and 1996 totaled $539,000, $538,000 and $ 0, respectively.

         OPTIONS

         Options granted under the Stock Option Plan vest as specified in individual stock option agreements, which typically provide vesting in equal monthly installments over a period of five years, beginning in the month after the first anniversary of the grant date. The options generally expire on the seventh anniversary of the grant date.

         During fiscal 1998, Corporate Express twice offered employees the opportunity to cancel existing stock options in exchange for fewer replacement stock options priced at market value on the date of the new grant (in February and December). As a result, 3,258,545 stock

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

         options were cancelled and new grants of 1,939,344 stock options were issued as replacement stock options.

         The summary of the status of the portion of the Corporate Express fixed stock option plans attributable to the Company as of January 30, 1999, January 31, 1998, and March 1, 1997, and changes during the years ending on those dates is presented below:

                                                      January 30, 1999          January 31, 1998         March 1, 1997
                                                      ----------------          ----------------         -------------
                                                          Weighted-                 Weighted-               Weighted-
                                                          Average                   Average                 Average
                                               Shares     Exercise      Shares      Exercise      Shares    Exercise
                                               (000s)       Price       (000s)        Price       (000s)     Price
                                               ------     --------      ------      --------      ------    --------
        Outstanding at beginning of year       3,118       $17.15        4,497       $19.52       3,716     $18.93
        Granted                                2,716         7.97        1,306        10.56       1,927      20.12
        Exercised                                (99)       13.26         (137)       14.37        (312)     14.97
        Forfeited                             (3,924)       16.58       (2,548)       18.09        (834)     19.96
                                              ------                    ------                    -----
        Outstanding at end of year             1,811         7.01        3,118        17.15       4,497      19.52
                                              ======                    ======                    =====

        Options vested and exercisable
              at year end                        146                       666                      983

        Weighted-average fair value of
             options granted during the year   $2.31                     $3.87                    $6.80

        Weighted-average fair value of
             ESPP awards during the year       $2.82                     $4.28                      N/A

         The following table summarizes information about fixed stock options outstanding as of January 30, 1999:

                                        Options Outstanding                          Options Exercisable
         -------------------------------------------------------------------   ------------------------------
                              Number      Weighted-Average                        Number
                            Outstanding      Remaining                         Exercisable
             Range of       at 1/30/99      Option Term     Weighted-Average    at 1/30/99   Weighted-Average
         Exercise Prices      (000s)        (in Years)       Exercise Price       (000s)      Exercise Price
         ---------------    ----------    ----------------  ----------------   -----------   ----------------
          $3.56 to  7.10      1,644             7.1              $ 6.45            106           $ 6.50
           7.11 to 11.11         90             5.7                9.34             14             9.29
          11.12 to 14.66         38             6.4               12.00              3            11.60
          14.67 to 19.83         26             4.1               19.83             10            19.83
          19.84 to 38.70         13             4.0               21.83             13            21.83
                              -----                                                ---
          $3.56 to 38.70      1,811             6.9                7.01            146             9.18
                              =====                                                ===

         Corporate Express applies APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, neither Corporate Express nor its subsidiaries recognize compensation cost for fixed stock-based compensation plans. Had compensation cost been determined based on the fair value at the grant dates for stock option grants in accordance with SFAS No. 123 and then allocated to the Company based on the portion of total compensation cost attributable to employees of the Company, the Company's net income
         (loss) would have been adjusted to the pro forma amounts indicated below (in thousands):

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

                                                   Eleven
                                 Year Ended     Months Ended     Year Ended
                                 January 30,     January 31,      March 1,
                                    1999            1998            1997
                                 ----------     ------------     ----------

         Net income (loss):
               As reported       $(14,109)        $ 2,568          $3,763
               Pro forma          (18,933)         (1,408)           (491)

         The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1998, 1997 and 1996: risk-free interest rates ranging from 4.5% to 6.75%; expected life of four years; volatility of 40%, 35% and 35% for 1998, 1997 and 1996, respectively; and dividend yield of 0%. The fair value of employee stock purchase awards was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1998, 1997 and 1996: risk-free rates ranging from 4.5% to 6.75%; expected life of 1/2 year, one year, and one year for 1998, 1997 and 1996, respectively; and volatility of 45%.

9.       RELATED PARTY TRANSACTIONS:

         The Company has been dependent in part on cash advances from Corporate Express for the funding of current operations. These advances, which are reflected as amounts due to Corporate Express, bear no stated rate of interest and are due and payable, in all instances, in periods subsequent to January 29, 2000. In the event that Corporate Express sells the Company, the intercompany payable is expected to be contributed by Corporate Express to the Company's capital.

         In connection with the Company's continuing operations, Corporate Express has provided a financial commitment to fund the operations of the Company as necessary such that it continues as or continues to be a viable going concern. The extent to which the financing commitment will be utilized cannot currently be predicted, due to the uncertainty involving the timeframe of the sale of the Company.

         Each period Corporate Express allocates a portion of the interest expense on its debt to the Company. The amount of interest allocated is based on the ratio that the Company's net assets bear to the total net assets of Corporate Express. Interest expense allocated to the Company was $6,634,000, $3,176,000 and $2,516,000 in fiscal 1998, 1997 and
         1996, respectively.

         Revenue recognized by the Company for services provided to the Excluded Operations totaled $809,000, $366,000 and $250,000 for fiscal 1998,
         1997 and 1996, respectively. Revenue recognized by the Company for services provided to Corporate Express totaled $3,554,000, $6,529,000 and $5,412,000 for fiscal 1998, 1997 and 1996, respectively.

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

         Certain debt of Corporate Express, which totaled $472,825,000 at January 30, 1999, is guaranteed by substantially all domestic subsidiaries of Corporate Express, including the Company, and is collateralized by all tangible and intangible property of the guarantors. In addition, certain other debt of Corporate Express, which totaled $351,205,000 at January 30, 1999, is guaranteed on a subordinated basis by certain subsidiaries of Corporate Express, including the Company.

10.      SUPPLEMENTAL CASH FLOW INFORMATION:

         Cash paid to unrelated parties for interest during fiscal 1998, 1997 and 1996 was $331,000, $527,000 and $4,547,000, respectively. Cash paid for state income taxes during fiscal 1998, 1997 and 1996 was $260,000, $601,000 and $3,686,000, respectively.

         Non-cash investing and financing activities during fiscal 1996 included the acquisitions of twenty-two same-day delivery companies. As described in Note 2, Corporate Express acquired the net assets of these companies and contributed them to the Company at historical cost. Assets of $21,826,000 were contributed to and liabilities of $14,650,000 were assumed by the Company. There were no acquisitions by the Company in fiscal 1998 and 1997.

11.      SUBSEQUENT EVENT:

         On September 8, 1999, CEX Holdings, Corporate Express Delivery Systems, Inc. ("CEDS") and United Shipping & Technology ("US&T") entered into a definitive merger agreement (the "Agreement") to sell CEDS (which had previously disposed of substantially all of the operating assets and liabilities of its expedited trucking operations, one of the Excluded Operations described in Note 1) to US&T for a purchase price of approximately $62.5 million (the "Merger Consideration"), subject to adjustment as defined in the Agreement. In exchange for all of the issued and outstanding common stock of CEDS, CEX Holdings is to receive at closing the Merger Consideration in the form of $43 million in cash, $7.5 million in a short-term secured note and $12 million in various promissory notes of CEDS which are guaranteed by US&T. After the closing date, which is to be during September 1999, CEDS will become a wholly-owned subsidiary of US&T.

         In connection with the Agreement and as a result of this merger of CEDS into US&T, US&T will acquire and assume all of the assets and liabilities of CEDS, and which, if consummated, will include discharging the primary and excess automobile liability and statutory workers' compensation insurance obligations (which have not been included in the accompanying combined balance sheets) of the expedited trucking operations, one of the Excluded Operations described in Note 1.

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                        Condensed Combined Balance Sheet
                               As of July 31, 1999
                        (In thousands except share data)


                                                                 July 31, 1999
                                                                  (UNAUDITED)
                                                                 -------------
       ASSETS

Current assets:
   Cash and cash equivalents                                      $        723
   Accounts receivable, net of allowance for
      doubtful accounts of $4,444                                       63,605
   Deferred income taxes                                                10,671
   Other current assets                                                  6,254
                                                                  ------------

      Total current assets                                              81,253

Property and equipment:
   Land                                                                    929
   Buildings and leasehold improvements                                  9,729
   Furniture, equipment and vehicles                                    54,541
                                                                  ------------
                                                                        65,199
   Less: accumulated depreciation                                      (45,638)
                                                                  ------------
                                                                        19,561

Goodwill, net of accumulated amortization of $16,225                    63,979
Other assets, net                                                        6,667
                                                                  ------------

       Total assets                                               $    171,460
                                                                  ============

              LIABILITIES AND OWNER'S EQUITY

Current liabilities:
   Trade accounts payable                                         $     15,600
   Accrued payroll and benefits                                          8,496
   Accrued auto and workers' compensation claims                        19,271
   Other accrued liabilities                                            12,084
   Current portion of long-term debt and capital leases                  2,394
                                                                  ------------

      Total current liabilities                                         57,845

   Amounts due to Corporate Express, Inc.                               64,561
   Long-term debt and capital leases                                       214
   Deferred income taxes                                                 4,878
                                                                  ------------

      Total liabilities                                                127,498

Contingencies                                                               --

Stockholder's equity:
   Common stock, $0.001 par value, 3000 shares
      authorized and 1 share issued and outstanding                         --
   Additional paid-in capital                                           61,708
   Accumulated deficit                                                 (17,635)
   Accumulated other comprehensive loss                                   (111)
                                                                  ------------

      Total stockholder's equity                                        43,962
                                                                  ------------

         Total liabilities and stockholder's equity               $    171,460
                                                                  ============

      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONDENSED COMBINED
                              FINANCIAL STATEMENTS.

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                   Condensed Combined Statements of Operations
                                 (In thousands)

                                                                                                         SIX MONTHS ENDED
                                                                                                 -------------------------------
                                                                                                 July 31, 1999    August 1, 1998
                                                                                                 -------------    --------------
                                                                                                  (UNAUDITED)       (UNAUDITED)
Revenue                                                                                          $     292,825     $     334,614

Cost of services                                                                                       236,625           263,164
                                                                                                 -------------     -------------

   Gross profit                                                                                         56,200            71,450


Selling, general and administrative expenses                                                            68,229            73,101
Restructuring, merger and other nonrecurring charges                                                     8,831                --
                                                                                                 -------------     -------------

   Operating loss                                                                                      (20,860)           (1,651)

Other (income) expense:
   Interest expense, net                                                                                 3,383             2,949
   Other, net                                                                                              715              (359)
                                                                                                 -------------     -------------

     Loss before income taxes and cumulative effect of a change in accounting principle                (24,958)           (4,241)

Income tax benefit                                                                                      (9,367)           (1,240)
                                                                                                 -------------     -------------

     Loss before cumulative effect of a change in accounting principle                                 (15,591)           (3,001)

Cumulative effect of a change in accounting principle, net of applicable income taxes of $142              220                --
                                                                                                 -------------     -------------

       Net loss                                                                                  $     (15,811)    $      (3,001)
                                                                                                 =============     =============

      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONDENSED COMBINED
                              FINANCIAL STATEMENTS.

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
                   Condensed Combined Statements of Cash Flows
                                 (In thousands)

                                                                                            SIX MONTHS ENDED
                                                                                     -----------------------------
                                                                                     July 31,1999    August 1,1998
                                                                                     ------------    -------------
                                                                                      (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
   Net loss                                                                          $    (15,811)    $     (3,001)
   Adjustments to reconcile net income to net cash
        Cash provided by (used in) operating activities:
         Depreciation                                                                       3,772            4,564
         Amortization                                                                       1,587            2,205
         Deferred tax expense (benefit)                                                     1,636             (763)
         Loss on disposal of assets                                                          (140)            (466)
         Cumulative effect of a change in accounting principle                                362               --
         Non-cash portion of restructuring, merger and other nonrecurring charges             183               --
   Changes in assets and liabilities:
         Acounts receivable                                                                 9,062            5,148
         Other current assets                                                              (1,630)            (988)
         Other assets                                                                        (208)             186
         Trade accounts payable                                                               274              399
         Accrued liabilities                                                               (3,868)          (6,140)
                                                                                     ------------     ------------

          NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                              (4,781)           1,144
                                                                                     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
         Capital expenditures                                                              (1,995)          (4,046)
         Proceeds from sale of assets                                                       1,362            1,703
                                                                                     ------------     ------------

          NET CASH USED IN INVESTING ACTIVITIES                                              (633)          (2,343)
                                                                                     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Payments on debt and capital leases                                               (1,327)            (253)
         Net borrowings (repayments) to (from) Corporate Express, Inc.                      3,584           (2,771)
                                                                                     ------------     ------------

          NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                               2,258           (3,024)
                                                                                     ------------     ------------


EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH                                       11              (47)
                                                                                     ------------     ------------

NET DECREASE IN CASH                                                                       (3,145)          (4,270)

CASH AT BEGINNING OF PERIOD                                                                 3,868           11,127
                                                                                     ------------     ------------

CASH AT END OF PERIOD                                                                $        723     $      6,857
                                                                                     ============     ============

      THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONDENSED COMBINED
                              FINANCIAL STATEMENTS.

         COURIER OPERATIONS OF CORPORATE EXPRESS DELIVERY SYSTEMS, INC.
           NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)

The condensed combined financial statements of the Courier Operations of Corporate Express Delivery Systems, Inc. (which include all the subsidiaries of Corporate Express Delivery Systems, Inc. except for the expedited trucking and call center operations (the "Excluded Operations") and shall be referred to herein as the "Company") included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of the Company, all adjustments consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of July 31, 1999, and the results of its operations and its cash flows for the six months ended July 31, 1999 and August 1, 1998 have been recorded. Certain information in disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed combined financial statements should be read in conjunction with the financial statements for the year ended January 30, 1999, and the notes thereto, included elsewhere herein.

1.       BASIS OF PRESENTATION

         The financial information included herein includes certain allocations based on applicable historical activity levels to segregate the Excluded Operations from those of the Company and may not necessarily reflect the financial position, results of operations or cash flows of the Company in the future, or the financial position, results of operations of cash flows of the Company had it existed as a separate, stand-alone company during the periods presented. Intercompany accounts and transactions within the combined company have been eliminated.

         The Company, a wholly-owned subsidiary of CEX Holdings, Inc. ("CEX Holdings"), is a leading provider of same-day local delivery services. The Company operates primarily in the United States including the country's ten largest metropolitan areas. CEX Holdings is a wholly-owned subsidiary of Corporate Express, Inc. ("Corporate Express").

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ACCOUNTING PRONOUNCEMENTS

         The Company adopted Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") effective January 31, 1999. This resulted in the Company recording a $220 cumulative effect of a change in accounting principle, net of tax.

         COMPREHENSIVE LOSS

         Comprehensive loss consists of net loss and foreign currency translation adjustments. Total comprehensive loss was $15,920 and $3,114 for the six months ended July 31, 1999 and August 1, 1998, respectively.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.       RESTRUCTURING, MERGER AND OTHER NONRECURRING CHARGES

         The Company has reserves established for merger and restructuring related activities in conjunction with its acquisitions accounted for as pooling of interest transactions in fiscal 1996 and fiscal 1997. In the fourth quarter of fiscal 1998, the Company began measures designed to lower its fixed operating cost structure by reducing the number of its employees and accelerating facility consolidations and closures. The Company made further reductions in employees and additional facility closures in fiscal 1999. The merger and restructuring charges are summarized as follows:

                                         Accrued Merger        Other Asset
                                      Severance & Facility     Write Downs
                                        Closure Costs(1)        & Costs(2)      Total
                                        ----------------        ----------      -----
         Balance, January 31, 1998           $4,850               $1,441        $6,291
         Payments                            (3,250)                  --        (3,250)
         Non-cash usage                          --                 (659)         (659)
                                             ------               ------        ------
         Balance, August 1, 1998             $1,600                 $782        $2,382
                                             ======               ======        ======


         Balance, January 30, 1999           $1,384                  $23        $1,407
         Additions                            8,648                  183         8,831
         Payments                            (7,806)                  --        (7,806)
         Non-cash usage                          --                 (206)         (206)
                                             ------               ------        ------
         Balance, July 31, 1999              $2,226                   $0        $2,226
                                             ======               ======        ======

         (1) Reflects merger transaction costs, employee severance and termination costs, and facility closure and consolidation costs. Merger transaction costs are direct costs from the pooling of interests transactions and include legal, accounting, investment banking, printing, contract buy-outs and other related costs. Employee severance and termination costs are the result of the elimination of duplicate management positions, facility closures and consolidations, and centralization of certain shared services. Facility closure and consolidation costs are the estimated costs to close redundant facilities, lease costs and other costs associated with closed facilities. Remaining balances represent employee severance continuation payments, contract buy-outs in dispute and lease commitments, which extend through April 2005.

         (2) Other asset write-downs and costs are recorded as contra assets and include the expected loss on sale of assets and leasehold improvements and equipment being abandoned or written off as a result of the exit plans.

4.       CONTINGENCIES

         AUTO AND WORKERS' COMPENSATION INSURANCE

         The Company, through Corporate Express' insurance program, obtains insurance for automobile and workers' compensation claims. However, the Company has elected to retain a portion of expected losses through the use of deductibles. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred. These estimates include the Company's actual experience based on information received from the Company's insurance carriers and historical assumptions of development of unpaid liabilities over time.

         LITIGATION

         In fiscal 1997, a competitor filed suit against the Company alleging that the Company gained an unfair competitive advantage in the bidding process for a customer by means of violations of various federal and state laws. The suit also alleges that the Company tortuously interfered with the contractual relationship between the competitor and a customer. In fiscal 1998, certain current and former California employee drivers of the Company filed a class action lawsuit against the Company alleging various overtime wage, expense reimbursement and minimum wage deficiencies. The Company is subject to other legal proceedings arising in the normal course of business. Management does not believe the outcome of such litigation will have a material adverse effect on the Company's financial position or results of operations. However, the impact on cash flows might be material in the periods such claims are settled.

5.       RELATED PARTY TRANSACTIONS

         The Company has been dependent in part on cash advances from Corporate Express for the funding of current operations. These advances, which are reflected as amounts due to Corporate Express, bear no stated rate of interest. As a result of the sale of the Company (see Note 7), the intercompany payable was contributed by Corporate Express to the Company's capital.

         In connection with the Company's continuing operations, Corporate Express provided funding for the operations of the Company up to the effective date of the sale of the Company.

         Each period Corporate Express allocates a portion of the interest expense on its debt to the Company. The amount of interest allocated is based on the ratio that the Company's net assets bear to the total net assets of Corporate Express. Interest expense allocated to the Company was $2,944 and $2,428 for the six months ended July 31, 1999 and August 1, 1998, respectively.

         Revenue recognized by the Company for services provided to the Excluded Operations totaled $291 and $332 for the six months ended July 31, 1999 and August 1, 1998, respectively. Revenue recognized by the Company for services provided to Corporate Express totaled $2,491 and $1,809 for the six months ended July 31, 1999 and August 1, 1998, respectively.

6.       INCOME TAXES

         Differences between the effective tax rates reflected in the accompanying statements of operations and statutory tax rates arose primarily as a result of the amortization of nondeductible goodwill and other nondeductible items.

7.       SUBSEQUENT EVENT

         On September 8, 1999, CEX Holdings, Corporate Express Delivery Systems, Inc. ("CEDS") and United Shipping & Technology ("US&T") entered into a definitive merger agreement (the "Agreement") to sell CEDS (which had previously disposed of substantially all of the operating assets and liabilities of its expedited trucking operations, one of the Excluded Operations described in Note 1) to US&T for a purchase price of approximately $62,500 (the "Merger Consideration"), subject to adjustment as defined in the Agreement. In exchange for all of the issued and outstanding common stock of CEDS, CEX Holdings received at closing the Merger Consideration in the form of $43,000 in cash, and the remainder in a combination of short and long-term notes. On the September 28, 1999 closing date, CEDS became a wholly owned subsidiary of US&T.

         In connection with the Agreement and as a result of this merger of CEDS into US&T, US&T acquired and assumed all of the assets and liabilities of CEDS, which, included discharging the primary and excess automobile liability and statutory workers' compensation insurance obligations (which have not been included in the accompanying combined balance sheets) of the expedited trucking operations, one of the Excluded Operations described in Note 1.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The Company will account for the acquisition (see Note 1) as a purchase business combination. The pro forma consolidated financial statements are based on the historical financial statements of the Company and the Courier Operations of Corporate Express Delivery Systems, Inc. ("CEDS"). These pro forma consolidated financial statements assume the acquisition occurred at the beginning of each period presented.

The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been reported if the acquisition had been consummated as presented in the accompanying unaudited pro forma condensed combined statements of operations, nor is it necessarily indicative of the Company's future financial position or results of operations. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes.

These unaudited pro forma consolidated statements of operations are based on and should be read in conjunction with the historical consolidated financial statements and related notes thereto of the Company for the year ended June 30, 1999 as filed with the Securities and Exchange Commission and the financial statements and notes thereto of CEDS for the three years ended January 30, 1999 included elsewhere herein.

                       UNITED SHIPPING & TECHNOLOGY, INC.
                 Pro forma Consolidated Statement of Operations
                       Three months ended October 2, 1999
                        (In thousands, except share data)
                                   (UNAUDITED)

                                                      US&T               CEDS
                                                   Historical         Historical
                                                  Three months       Period from          Purchase
                                                      Ended         July 1 through       Accounting
                                                   October 2,      August 28, 1999       Adjustments            Pro Forma
                                                      1999       (date of acquisition)     (Note 2)             Combined
                                                  ------------   ---------------------   -----------          ------------
Revenue                                           $     53,724       $     87,276       $         --          $    141,000

Cost of services                                        42,439             73,061                                  115,500
                                                  ------------       ------------       ------------          ------------

   Gross profit                                         11,285             14,215                 --                25,500


Selling, general and administrative expenses            12,764             20,246                379 (a)            33,389
                                                  ------------       ------------       ------------          ------------

   Operating loss                                       (1,479)            (6,031)              (379)               (7,889)

Other (income) expense:
   Interest expense, net                                   188                468                899 (b)             1,555
   Other, net                                              (51)                85                                       34
                                                  ------------       ------------       ------------          ------------

     Loss before income taxes                           (1,616)            (6,584)            (1,278)               (9,478)

Provision for income taxes                                  --                 --                 -- (c)                --
                                                  ------------       ------------       ------------          ------------

     Net loss                                     $     (1,616)      $     (6,584)      $     (1,278)         $     (9,478)
                                                  ============       ============       ============          ============


Basic and diluted net loss per share              $      (0.15)                                               $      (0.86)
                                                  ============                                                ============

Basic and diluted weighted average number
   of common shares outstanding                     11,027,010                                                  11,027,010

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS.

                       UNITED SHIPPING & TECHNOLOGY, INC.
                 Pro forma Consolidated Statement of Operations
                            Year ended June 30, 1999
                        (In thousands, except share data)
                                   (UNAUDITED)

                                                              US&T               CEDS
                                                           Historical         Historical
                                                              Year               Year             Purchase
                                                              Ended              Ended           Accounting
                                                            June 30,            July 31,         Adjustments            Pro Forma
                                                              1999                1999            (Note 2)              Combined
                                                          ------------       ------------       ------------          ------------
Revenue                                                   $      1,483       $    605,415       $         --          $    606,898

Cost of services                                                   746            489,302                                  490,048
                                                          ------------       ------------       ------------          ------------

   Gross profit                                                    737            116,113                 --               116,850


Selling, general and administrative expenses                     3,628            136,023              2,276 (a)           141,927
Restructuring, merger and other nonrecurring charges                               11,233                                   11,233
                                                          ------------       ------------       ------------          ------------

   Operating loss                                               (2,891)           (31,143)            (2,276)              (36,310)

Other (income) expense:
   Interest expense, net                                            56                529              5,392 (b)             5,977
   Other, net                                                      (53)                99                                       46
                                                          ------------       ------------       ------------          ------------

     Loss before income taxes                                   (2,894)           (31,771)            (7,668)              (42,333)

Income taxes                                                        --                 --                 -- (c)                --
                                                          ------------       ------------       ------------          ------------

     Net loss                                             $     (2,894)      $    (31,771)      $     (7,668)         $    (42,333)
                                                          ============       ============       ============          ============

Basic and diluted net loss per share                      $      (0.42)                                               $      (6.15)
                                                          ============                                                ============

Basic and diluted weighted average number
   of common shares outstanding                              6,881,764                                                   6,881,764
                                                          ============                                                ============

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

1.       GENERAL

Effective August 28, 1999, the Company acquired all the outstanding shares of common stock of Corporate Express Delivery Systems, Inc. (CEDS), a provider of same day delivery solutions. The purchase price was approximately $62,500, subject to adjustment as defined in the purchase agreement. The purchase price consists of $43,000 in cash provided by institutional debt financing, and the remainder in a combination of short and long-term notes issued to the Seller. The acquisition has been accounted for under the purchase method of accounting. Preliminary estimates of fair value related to purchase accounting adjustments were determined by the Company's management. The Company expects to make adjustments to the allocation of the purchase price by the end of the current fiscal year.


2.       PRO FORMA ADJUSTMENTS

         (a) To record amortization of goodwill on a straight-line basis over 15 years.
         (b) To record additional interest expense on debt related to the acquisition.
         (c) No amounts have been recorded for the net tax benefits in the pro forma consolidated statements of operations, as the benefits have been reduced by a valuation allowance in accordance with SFAS 109 "Accounting for Income Taxes".


3.       NET LOSS PER SHARE

         The unaudited pro forma consolidated basic and diluted loss per common share data is computed by dividing pro forma consolidated net loss by the pro forma weighted average number of common shares outstanding. Certain instruments were excluded from the net loss per share calculations due to their antidilutive nature (1,007 and 1,030 shares of stock options for the three months ended October 2, 1999 and the year ended June 30, 1999, respectively, and 784 shares related to the convertible debt for the three months ended October 2, 1999).

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Date: December 8, 1999                 By:   /s/ Timothy G. Becker
                                           -------------------------------------
                                       Name:  Timothy G. Becker
                                       Title: Chief Financial Officer

                                  EXHBIT INDEX


Exhibit Number                       Description
--------------                       -----------

     23.1               Consent of PricewaterhouseCoopers LLP